Exhibit 99.2

FOR IMMEDIATE RELEASE

Borden Chemical, Inc. Files Registration Statement for Initial Public Offering of Common Stock

COLUMBUS, Ohio – (April 25, 2005) – Borden Chemical, Inc. today filed a registration statement, which is not yet effective, with the U.S. Securities and Exchange Commission for a proposed initial public offering of its common stock.

In addition, shares of common stock will be sold by a selling shareholder of the company, an affiliate of Apollo Management, L.P. Borden Chemical will not receive any of the proceeds from the sale of shares by the selling shareholder.

Borden Chemical intends to commence the sale of its common stock to the public after completion of each of the mergers described below and the effectiveness of its registration statement. On April 25, 2005, Borden Chemical agreed to merge with Resolution Performance Products LLC (RPP) and Resolution Specialty Materials LLC (RSM). In addition, on October 6, 2004, Borden Chemical separately agreed to acquire Bakelite Aktiengesellschaft. Completion of the combinations is subject to customary closing conditions, and Borden Chemical, RPP, RSM and Bakelite will continue to operate independently until those conditions are satisfied and each of the closings occur. Each of the combinations is expected to be consummated during the second quarter of 2005. Upon the closing of the combination with RPP and RSM, Borden Chemical will change its name to Hexion Specialty Chemicals, Inc.

Hexion Specialty Chemicals, Inc. will produce thermosetting resins and associated specialty materials. Hexion’s products will be used in thousands of applications and will be sold into diverse markets, including forest products, architectural and industrial paints, packaging, consumer products, automotive coatings, composites, UV cured coatings, and electrical laminates.

Credit Suisse First Boston LLC and Goldman, Sachs & Co. are serving as global coordinators for the proposed offering, while Credit Suisse First Boston LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Lehman Brothers Inc. are serving as joint book-running managers for the proposed offering. Copies of the preliminary prospectus related to the offering, when available, may be obtained from the SEC by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, DC 20549, or by visiting http://www.sec.gov/.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

For more information, contact:

Peter F. Loscocco

Director, Public Affairs

(614) 225-4127

loscoccopf@bordenchem.com